Exhibit 10.2

NON-QUALIFIED STOCK OPTION AWARD AGREEMENT

THIS NON-QUALIFIED STOCK OPTION AWARD AGREEMENT (the “Agreement”) is made as of February 12, 2018 (the “Grant Date”), between Altisource Portfolio Solutions S.A., a Luxembourg société anonyme (“Altisource” and, together with its subsidiaries and affiliates, the “Company”), and [ ], an employee of the Company (the “Employee”).

WHEREAS, the Company desires, by affording the Employee an opportunity to purchase shares of its common stock, par value $1.00 per share (“Shares”), to further the objectives of the Company’s 2009 Equity Incentive Plan (the “2009 Plan”).

NOW THEREFORE, in consideration of the mutual covenants hereinafter set forth and for other good and valuable consideration, and intending to be legally bound hereby, the parties hereto have agreed, and do hereby agree, as follows:

1.	OPTION GRANT

The Company hereby grants to the Employee, pursuant to and subject to the 2009 Plan, the right and option to purchase from the Company a number of Shares equal to the Target Amount (as defined in Exhibit A) for a purchase price of $24.82 per share (the “Strike Price”), on the terms and conditions set forth in this Agreement (the “Options”).

2.	OPTION TERM

The term of the Options shall begin on the Grant Date and will continue for a period of ten (10) years from the Grant Date, unless earlier terminated pursuant to exercise, in accordance with Section 3 Subsection A(3) or as provided in Section 5 below.

3.	VESTING OF OPTIONS

A.	Vesting Schedule

Subject to the provisions of Sections 5 and 6 below, the Options shall vest and become exercisable in accordance with the following provisions:

(1)
Following the conclusion of the 2018 calendar year and prior to the first anniversary of the Grant Date, the Compensation Committee of the Board of Directors of Altisource shall confirm the extent to which the performance measure described in Exhibit A (the “Performance Measure”) is satisfied. Based upon the achievement against the Performance Measure, a percentage of the Target Amount (between 0% and 200%) shall become vestable Options

(the “Stock Option Vestable Portion”) and shall vest in accordance with the provisions of Section 3 Subsection A(2) below.

(2)
One-fourth (1/4) of the Stock Option Vestable Portion (if any, as determined pursuant to the provisions of Exhibit A) shall vest on each of the first, second, third and fourth anniversaries of the Grant Date.

(3)
All Options that do not constitute the Stock Option Vestable Portion shall be forfeited and cancelled immediately upon confirmation by the Board of Directors regarding the extent to which the Performance Measure is satisfied (if at all).

B.	General

The Employee shall have none of the rights of a shareholder with respect to any of the Shares subject to the Options until such Shares shall be issued in the Employee’s name or the name of the Employee’s designee following the exercise of the Options.

4.	METHOD OF OPTION EXERCISE

A.
Subject to the terms and conditions of this Agreement, vested Options may be exercised by written notice to the Company at its executive offices to the attention of the Corporate Secretary of the Company (the “Notice”). The Notice shall state the election to exercise vested Options, shall state the number of Shares in respect of which it is being exercised (the “Purchased Shares”) and shall be signed by the person or persons so exercising such Options. In no case may vested Options be exercised as to less than fifty (50) Shares at any one time (or the remaining Shares then purchasable under the vested Options, if less than fifty (50) Shares) or for a fractional Share. Except as provided in Section 5 below, vested Options may not be exercised unless the Employee shall, at the time of the exercise, be an employee of the Company and not under a notice of resignation. During the Employee’s lifetime, only the Employee or the Employee’s guardian or legal representative may exercise vested Options (in the case of the Employee’s guardian or legal representative, such guardian or legal representative, as applicable, will be considered to be the Employee for purposes of exercising the Employee’s rights in this Section 4, Subsections A and B).

B.
A Notice shall be accompanied by (1) a personal check or wire transfer payable to the order of the Company for payment of the full purchase price of the Purchased Shares, (2) delivery to the Company of the number of Shares duly endorsed for transfer and owned by the Employee that have an aggregate Fair Market Value equal to the aggregate purchase price of the Purchased Shares or (3) payment therefor made in such other manner as may be acceptable to the Company on such terms as may be determined by the Board of Directors. “Fair Market Value” shall have the meaning given to that term in the 2009 Plan. In addition to and at the time of payment of the purchase price, the person exercising the vested Options shall pay to the Company the full amount of any federal and state withholding or other taxes applicable to the taxable income of such person resulting from such exercise in cash unless the Board of Directors in its sole discretion shall permit such taxes to be paid in Shares. Such payment may also be made in the form of payroll withholding, at the election of the Employee, provided that the required payroll withholding occurs within one pay period. The Company shall issue the Purchased Shares as soon as practicable after receipt of the notice and all required payments by the person or persons exercising the Options as provided in Section 4, Subsection A above. Unless the person or persons exercising the Options shall otherwise direct the Company in writing, such Purchased Shares shall be registered in the name of the Employee and shall be delivered as aforesaid to or upon the written order of the Employee.

C.
To the extent Options shall be exercised, pursuant to Section 5 hereof, by any person or persons other than the Employee, such notice shall be accompanied by appropriate proof of the derivative right of such person or persons to exercise the Options.

D.
The date of exercise of an Option shall be the date on which the Notice, the documents and all payments required under this Section 4 are received by or arranged with the Corporate Secretary of the Company. If such Notice is received after the market closes, the following trading day will be considered the date of exercise. All Purchased Shares shall be fully paid and non-assessable.

E.
The Company may require the Employee to exercise the Options electronically through the Solium Shareworks system or any other online system pursuant to the procedures set forth therein as determined by the Company in its sole discretion.

F.	The Company may amend the procedures set forth in this Section 4, Subsections A through E in its sole discretion.

5.	TERMINATION OF OPTIONS

The Options may not be exercised to any extent after termination of the Options. Options will terminate as set forth below in this Section 5:

A.	The Options shall terminate upon the exercise of such Options in the manner provided in this Agreement and the 2009 Plan, whether or not the Purchased Shares are ultimately delivered.

B.
Except as may otherwise be provided in Section 3 Subsection A(3) and this Section 5, Subsections A and C for the earlier termination of the Options, the Options and all rights and obligations thereunder shall expire ten (10) years after the Grant Date.

C.
If, prior to exercise, expiration, forfeiture, surrender or cancellation of the Options, the Employee’s employment terminates, the Options shall terminate in accordance with the 2009 Plan except as follows:

(1)	by reason of termination of employment by the Company for Cause, then all Options shall terminate on the date of termination of employment.

(2)
by reason of termination of employment by the Employee (other than by reason of retirement), then all unvested Options shall terminate on the date Employee provides notice of his or her resignation and all vested Options shall terminate on the date that is six (6) months after the date of termination of employment.

(3)	by reason of termination of employment by the Company without Cause then:

(a)
if the date of such termination occurs after September 30, 2018 but before the Stock Option Vestable Portion has been determined, the Options shall remain outstanding and the Stock Option Vestable Portion (if any) shall be determined pursuant to the provisions of Exhibit A, after which the Stock Option Vestable Portion, if any, shall vest and shall become immediately exercisable in full on the date of such determination and shall be exercisable for a period of six (6) months following such vesting date; provided however that if Employee has been employed with the Company for less than two (2) years at the time of termination, then any unvested Options that are determined to be eligible to vest within twelve (12) months of such termination shall vest in accordance with the vesting schedule set forth in Section 3 Subsection A(2), and shall be exercisable within six (6) months of such vesting date, and the remainder of the Options shall be forfeited by the Employee as of the date the Stock Option Vestable Portion has been determined. For the avoidance of doubt, all Options other than the Stock Option Vestable Portion shall be forfeited and cancelled immediately on the date of confirmation by the Board of Directors regarding the extent to which the Performance Measure is satisfied. For the further avoidance of doubt, no Options shall vest pursuant to this Section 5 Subsection C(3)(a) prior to the first anniversary of the Grant Date.

(b)
if the date of such termination occurs after September 30, 2018 and after the determination of the Stock Option Vestable Portion, the Stock Option Vestable Portion, if any, shall vest and shall become immediately exercisable in full on the date of such termination and shall be exercisable for a period of six (6) months following such termination date; provided however that if Employee has been employed with the Company for less than two (2) years, then any unvested Options that are scheduled to vest within twelve (12) months of such termination of employment shall vest in accordance with the vesting schedule set forth in Section 3 Subsection A(2), and shall be exercisable within six (6) months of such vesting date, and the remainder of the Options shall be forfeited by the Employee as of the date the Stock Option Vestable Portion has been determined. Notwithstanding the foregoing, the Company will have the right in its sole discretion to require the Employee to exercise all or part of any Options retained pursuant to this paragraph at any time. For the avoidance of doubt, all Options other than the Stock Option Vestable Portion shall be forfeited and cancelled immediately on the date of confirmation by the Board of Directors regarding the extent to which the Performance Measure is satisfied. For the further avoidance of doubt, no Options shall vest pursuant to this Section 5 Subsection C(3)(b) prior to the first anniversary of the Grant Date.

(c)	if the date of such termination of employment occurs prior to September 30, 2018, then all Options shall terminate on the date of such termination without Cause as applicable.

(4)	by reason of termination of employment by reason of retirement, Disability, or death of the employee then:

(a)
if the date of such termination occurs after September 30, 2018 but before the Stock Option Vestable Portion has been determined, the Options shall remain outstanding and the Stock Option Vestable Portion (if any) shall be determined pursuant to the provisions of Exhibit A after which the Stock Option Vestable Portion, if any, shall vest in accordance with the vesting schedule set forth in Section 3 Subsection A(2) and any vested Options shall terminate as follows: (i) in the case of retirement or Disability, on the earlier of (x) five (5) years after the date of the Employee’s retirement or Disability, as applicable or (y) the end of the Option’s term and (ii) in the case of death, on the earlier of (x) three (3) years after the date of the Employee’s death or (y) the end of the Option’s term. Notwithstanding the foregoing, the Company will have the right in its sole discretion to require the Employee to exercise all or part of any Options retained pursuant to this paragraph at any time. For the avoidance of doubt, all Options other than the Stock Option Vestable Portion shall be forfeited and cancelled immediately on the date of confirmation by the Board of Directors regarding the extent to which the Performance Measure is satisfied. For the further avoidance of doubt, no Options shall vest pursuant to this Section 5 Subsection C(4)(a) prior to the first anniversary of the Grant Date.

(b)
if the date of such termination occurs after September 30, 2018 and after the determination of the Stock Option Vestable Portion, the Stock Option Vestable Portion that has not yet vested shall vest and shall become immediately exercisable in full on the date of such termination and any vested Options shall terminate as follows: (i) in the case of retirement or Disability, on the earlier of (x) five (5) years after the date of the Employee’s retirement or Disability, as applicable or (y) the end of the Option’s term and (ii) in the case of death, on the earlier of (x) three (3) years after the date of the Employee’s death or (y) the end of the Option’s term. Notwithstanding the foregoing, the Company will have the right in its sole discretion to require the Employee to exercise all or part of any Options retained pursuant to this paragraph at any time. For the avoidance of doubt, all Options other than the Stock Option Vestable Portion shall be forfeited and cancelled immediately on the date of confirmation by the Board of Directors regarding the extent to which the Performance Measure is satisfied. For the further avoidance of doubt, no Options shall vest pursuant to this Section 5 Subsection C(4)(b) prior to the first anniversary of the Grant Date.

(c)	if the date of such termination of employment occurs prior to September 30, 2018, then all Options shall terminate on the date of such retirement, Disability or death, as applicable.

(d)
The Employee’s right to retain any Options or right to accelerated vesting following termination of employment under Section 5 Subsection C(4) is subject in all cases to the requirement that the Employee has been employed with the Company for a period of at least three (3) years in the case of retirement (and has reached the minimum age for retirement set forth in the 2009 Plan) or two (2) years in the case of Disability or death, unless otherwise determined by the Company in its sole discretion.

D.	In no event shall this Section 5, Subsection C extend the life of the Options beyond the Option term as set forth in Section 2 of this Agreement.

6.	CONDITIONS UPON TERMINATION OF EMPLOYMENT; CLAW-BACK POLICY

A.
For a period of two (2) years following the Employee’s departure from the Company, the Employee shall not: (i) within the territory where the Employee is working or within which the Employee had responsibility at the time of termination, perform, either directly or indirectly, on behalf of a competitor the same or similar job duties that Employee performed on behalf of the Company in the two (2) years prior to departure, (ii) solicit, directly or indirectly, any employee of the Company to leave the employ of the Company for employment, hire, or engagement as an independent contractor elsewhere, (iii) solicit the sale of competitive goods or services from any customer, supplier, licensee, or business relation of the Company with which Employee had material contact (as that term is defined at O.C.G.A. § 13-8-51(10)) or solicit the aforementioned categories of entities to reduce their relationships with the Company, or (iv) share, reveal or utilize any Confidential Information of the Company except as otherwise expressly permitted in writing by Altisource.

B.
For a period of two (2) years following the Employee’s departure from the Company, the Employee shall be available at reasonable times for consultations at the request of the Company’s management with respect to phases of the business with which the Employee was actively connected during the Employee’s employment, but such consultations shall not be required to be performed during usual vacation periods or periods of illness or other incapacity or without reasonable compensation and cost reimbursement.

C.
The Employee acknowledges that the Company would not have awarded the Options granted to the Employee under this Agreement absent the Employee’s agreement to be bound by the covenants made in this Section 6.

D.
In the event that the Employee fails to comply with any of the promises made in this Section 6, then in addition to and not in limitation of any and all other remedies available to the Company at law or in equity (a) the Options, to the extent then unexercised, whether vested or unvested, will be immediately forfeited and cancelled and (b) the Employee will be required to immediately deliver to the Company an amount (in cash or in Shares) equal to the market value (on the date of exercise) of any Shares acquired on exercise of the Options less the exercise price paid for such Shares (the “Share Value”) to the extent such Shares were acquired by the Employee upon exercise of the Options at any time from 180 days prior to the earlier of (i) the date of termination of employment or (ii) the date the Employee fails to comply with any promise made in this Section 6, to 180 days after the date when the Company learns that the Employee has not complied with any such promise. The Employee will deliver such Share Value amount (either in cash or in Shares) to the Company on such terms and conditions as may be required by the Company. The Company will be entitled to enforce this repayment obligation by all legal means available, including, without limitation, to set off the Share Value amount and any other damage amount against any amount that might be owed to the Employee by the Company.

E.
The Employee further acknowledges that in the event that the covenants made in this Section 6 are not fulfilled, the damage to the Company would be irreparable. The Company, in addition to any other remedies available to it, including, without limitation, the remedies set forth in Section 6, Subsection D above, shall be entitled to injunctive relief against the Employee’s breach or threatened breach of said covenants.

F.	The Options shall be subject to any claw-back policy implemented by the Board of Directors of the Company or any Successor Entity.

7.	CORPORATE TRANSACTIONS; CHANGE OF CONTROL/RESTRUCTURING EVENT; OTHER EVENTS

A.	Corporate Transactions

Except to the extent governed by Section 7, Subsections B and C below, if there shall be any change in the Shares subject to the Options granted hereunder, through merger, consolidation, reorganization, recapitalization, stock dividend, extraordinary dividend, stock split, spin off of one or more subsidiaries or other change in the corporate structure, appropriate adjustments shall be made by the Board of Directors in its discretion in the aggregate number and kind of Shares subject to the 2009 Plan and the number and kind of Shares and the price per Share subject to the Options. Further, the Board of Directors shall have the right to adjust the Performance Measure and defined levels of achievement as appropriate to avoid inequitable dilution or enlargement of award values or rights in connection with such a corporate transaction or restructuring. Without limiting the generality of the foregoing, in the event of a restructuring or transaction resulting in some or all of the Company’s Shares being convertible into equity of a separate company, the Board of Directors shall have the authority to replace Options with any one or more of the following: (1) adjusted options of the Company; (2) adjusted options on the equity of the separate company; and (3) a combination of adjusted options on the shares of both the Company and the separate company, all as the Board of Directors sees as equitable. In the event of any such option adjustment and/or conversion, the Board of Directors shall attempt to reasonably approximate the aggregate value of the Employee’s Options under this Agreement. For the avoidance of doubt, in the event Employee remains employed with the separate company that results from a restructuring or transaction covered by this Section 7, for purposes of this Agreement, the Employee will be deemed to remain employed as if the Employee continued employment with the Company such that the employment termination provisions applicable to the Options shall not be invoked unless and until the Employee’s employment with such separate company shall terminate.

B.	Change of Control/Restructuring Event

(1)
If a Change of Control/Restructuring Event occurs, the Board of Directors shall have the right to make appropriate adjustments, including, without limiting the generality of the foregoing (i) allow the Options to continue in full force and effect in accordance with the terms hereof or (ii) issue an award of shares in the Successor Entity as the Board of Directors deems equitable.

(2)
If the Options are to remain in place following such Change of Control/Restructuring Event, appropriate adjustments (as the Board of Directors sees as equitable) shall be made by the Board of Directors in its discretion in the aggregate number and kind of Shares subject to the 2009 Plan and the number and kind of Shares and the price per Share subject to the Options. Further, the Board of Directors shall have the right to adjust the Performance Measure and defined levels of achievement as appropriate to avoid inequitable dilution or enlargement of award values or rights in connection with such Change of Control/Restructuring Event. Without limiting the generality of the foregoing, such discretions shall include the authority to replace Options with any one or more of the following: (a) adjusted options of the Company; (b) adjusted options on the equity of any Successor Entity surviving such Change of Control/Restructuring event; and (c) a combination of adjusted options on the shares of both the Company and the Successor Entity, all as the Board of Directors sees as equitable. In the event of any option adjustment and/or conversion referred to in this Section 7, Subsection B(2), the Board of Directors shall attempt to reasonably approximate the aggregate value of the Employee’s Options under this Agreement.

(3)
Notwithstanding any provision of Section 7 Subsection B(1) and B(2) to the contrary, in the event a Change of Control/Restructuring Event occurs, if the Options are not assumed or replaced by the acquiror/continuing entity on terms deemed by the Compensation Committee to be appropriate, then the Compensation Committee shall have the right to (i) provide for accelerated vesting and settlement of the Options immediately prior to, and conditioned on consummation, of the Change of Control/Restructuring Event or (ii) to the extent the Successor Entity allows the Options to stay in place, to make appropriate adjustments to avoid an expansion or reduction in the value of the award.

C.	Other Events

(1)
The 2009 Plan and Agreement and the Options granted hereunder shall not affect the right of the Company to reclassify, recapitalize, issue equity or otherwise change its capital or debt structure or to merge, consolidate, convey any or all of its assets, dissolve, liquidate, wind up or otherwise reorganize. The Board of Directors shall have the discretion to make adjustments to the Options made hereunder (including, without limitation, to the Performance Measure and defined levels of achievement) to reflect any changes that the Board of Directors deems appropriate as a result of any sale, an IPO, business combination, acquisition, recapitalization, reclassification, merger, consolidation, reorganization, stock dividend, stock split, spin off of one or more divisions or subsidiaries, a “going private” transaction (which shall mean any transaction that results in the occurrence of any of the following events: (a) Altisource’s common stock is no longer listed on any national securities exchange or quoted on the NASDAQ Global Select Market or other securities quotation system; (b) Altisource is no longer subject to the reporting requirements of Section 13 or Section 15(d) of the Exchange Act; or (c) Altisource becomes subject to Rule 13e-3 under the Exchange Act) or similar transaction affecting the Options. Upon the occurrence of any such events, the Board of Directors may make appropriate adjustments to the Options made hereunder (including, without limitation to the Performance Measure and defined levels of achievement) to avoid inequitable dilution or enlargement of award values or rights in connection with any such event (as determined by the Board of Directors in its sole discretion based on any facts and circumstances it considers relevant). For the avoidance of doubt, the Options are subject to the dilutive impact of equity issuances (including an IPO) or other costs of capital made in connection with acquisitions or capital raises.

(2)
The Board of Directors may also specify any inclusion(s) or exclusion(s) for charges related to any event(s) or occurrence(s) which the Board of Directors determines should be included or excluded, as appropriate, for purposes of measuring performance against the applicable Performance Measure and the calculation methodology for such Performance Measure, which may include, but is not limited to, acquisitions and dispositions, market changes, reserve adjustments for litigation or regulatory/enforcement matters, litigation or claim judgments or settlements. If the Board of Directors determines that a change in the business, operations, corporate structure or capital structure of the Company, or the manner in which it conducts its business, or other events or circumstances, renders the previously established Performance Measure and defined levels of achievement unsuitable, the Board of Directors may also, in its discretion, modify such levels of achievement, in whole or in part, as the Board of Directors deems appropriate.

8.	NON-TRANSFERABILITY OF OPTIONS

The Options shall not be transferable otherwise than by will or by the applicable laws of descent and distribution. More particularly (but without limiting the generality of the foregoing), the Options may not be assigned, transferred (except as aforesaid), pledged or hypothecated in any way (whether by operation of law or otherwise) and shall not be subject to execution, attachment or similar process. Any attempted assignment, transfer, pledge, hypothecation or other disposition of the Options contrary to the provisions hereof, and the levy of any execution, attachment or similar process upon the Options, shall be null and void and without effect.

9.	PAYMENT OF EXPENSES AND COMPLIANCE WITH LAWS

The Company shall at all times during the term of the Options reserve and keep available such number of Shares as will be sufficient to satisfy the requirements of this Agreement, shall pay all original issue and/or transfer taxes with respect to the issue and/or transfer of Shares pursuant hereto and all other fees and expenses necessarily incurred by the Company in connection therewith and will from time to time use its best efforts to comply with all laws and regulations which, in the opinion of counsel for the Company, shall be applicable thereto.

The intent of the parties is that payments and benefits under this Agreement comply with or otherwise be exempt from Section 409A of the Internal Revenue Code of 1986, as amended and the regulations promulgated thereunder (the “Code”) and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted either to be exempt from or in compliance therewith. If any provision of this Agreement (or any award of compensation or benefits provided under this Agreement) would cause Employee to incur any additional tax or interest under Section 409A of the Code, the Company may reform such provision to comply with 409A.

10.	DEFINITIONS

A.
As used herein, the term “Board of Directors” shall mean the Board of Directors or Compensation Committee of Altisource or any Successor Entity, as applicable, and the term “Compensation Committee” shall mean the Compensation Committee of the Board of Directors of Altisource.

B.
As used herein, “Cause” means, as reasonably determined by the Board of Directors (excluding the Employee, if he/she is then a member of the Board of Directors) either (i) any willful or grossly negligent conduct (including but not limited to fraud or embezzlement) committed by the Employee in connection with the Employee’s employment by the Company which conduct in the reasonable determination of the Board of Directors has had or will have a material detrimental effect on the Company’s business or (ii) the Employee’s conviction of, or entering into a plea of nolo contendere to, a felony involving fraud or embezzlement or such other crime which may bring disrepute upon the Company, whether or not committed in the course of the Employee’s employment with the Company. For the avoidance of doubt, termination of employment as a result of a business reorganization or reduction in force will be deemed termination without Cause.

C.
As used herein, “Change of Control/Restructuring Date” means either the date (i) which includes the “closing” of the transaction which makes a Change of Control/Restructuring Event effective if the Change of Control/Restructuring Event is made effective through a transaction which has a “closing” or (ii) a Change of Control/Restructuring Event is reported in accordance with applicable law as effective to the Securities and Exchange Commission if the Change of Control/Restructuring Event is made effective other than through a transaction which has a “closing.”

D.
As used herein, a “Change of Control/Restructuring Event” means (i) the acquisition by any person or entity, or two or more persons and/or entities acting in concert, of beneficial ownership (within the meaning of Rule 13d-3 of the Securities and Exchange Commission under the Securities Exchange Act of 1934), of outstanding shares of voting stock of the Company at any time if after giving effect to such acquisition, and as a result of such acquisition, such person(s) or entity(ies) own more than fifty percent (50%) of such outstanding voting stock, (ii) the sale in one or more transactions of substantially all of the Company’s assets to any person or entity, or two or more persons and/or entities acting in concert, or (iii) the merger, consolidation or similar transaction resulting in a reduction of the interest in the Company’s stock of the pre-transaction stockholders to less than fifty percent (50%) of the post-transaction ownership.

E.
As used herein, “Confidential Information” means all information relating to Company, including any of its subsidiaries, customers, vendors, and affiliates, of any kind whatsoever; know-how; experience; expertise; business plans; ways of doing business; business results or prospects; financial books, data and plans; pricing; supplier information and agreements; investor or lender data and information; business processes (whether or not the subject of a patent), computer software and specifications therefore; leases; and any and all agreements entered into by Company or its affiliates and any information contained therein; database mining and marketing; customer relationship management programs; any technical, operating, design, economic, client, customer, consultant, consumer or collector related data and information, marketing strategies or initiatives and plans which at the time or times concerned is either capable of protection as a trade secret or is considered to be of a confidential nature regardless of form. Confidential Information shall not include: (i) information that is or becomes generally available to the public other than as a result of a disclosure in breach of this Agreement, (ii) information that was available on a non-confidential basis prior to the date hereof or becomes available from a person other than the Company who was not otherwise bound by confidentiality obligations to the Company and was not otherwise prohibited from disclosing the information or (iii) Confidential Information that is required by law to be disclosed, in which case, the Employee will provide the Company with notice of such obligation immediately to allow the Company to seek such intervention as it may deem appropriate to prevent such disclosure including and not limited to initiating legal or administrative proceedings prior to disclosure.

F.
As used herein, “Disability” means a physical or mental impairment which, as reasonably determined by the Board of Directors, renders the Employee unable to perform the essential functions of his employment with the Company, even with reasonable accommodation that does not impose an undue hardship on the Company, for more than one hundred and eighty (180) days in any twelve (12) month period, unless a longer period is required by federal or state law, in which case that longer period would apply.

G.
As used herein, the term “Successor Entity” means the person that is formed by, replaces or otherwise survives the Company as a result of a transaction, series of transaction or restructuring with the effect that the Company ceases to exist.

H.	Capitalized terms used but not defined in this Agreement or in Exhibit A shall have the meanings set forth in the 2009 Plan.

11.	AMENDMENT

In the event that the Board of Directors shall amend the 2009 Plan under the provisions of Section 9 of the 2009 Plan and such amendment shall modify or otherwise affect the subject matter of this Agreement, this Agreement shall, to that extent, be deemed to be amended by such amendment to the 2009 Plan. The Company shall notify the Employee in writing of any such amendment to the 2009 Plan and this Agreement as soon as practicable after its approval. Notwithstanding any other provision of this Agreement or the 2009 Plan, the Employee’s Options under this Agreement may not be amended in a way that materially diminishes the value of the Options without the Employee’s consent to the amendment.

12.	CONSTRUCTION

In the event of any conflict between the 2009 Plan and this Agreement, the provisions of the 2009 Plan shall control. This Agreement shall be governed in all respects by the laws of the State of Georgia. No provision of this Agreement shall limit in any way whatsoever any right that the Company may otherwise have to terminate the employment of the Employee at any time.

If any provision of this Agreement is held to be unenforceable, then this provision will be deemed amended to the extent necessary to render the otherwise unenforceable provision, and the rest of the Agreement, valid and enforceable. If a court declines to amend this Agreement as provided herein, the invalidity or unenforceability of any particular provision thereof shall not affect the other provisions hereof, and this Agreement shall be construed in all respects as if such invalid or unenforceable provision had been omitted.

Except as otherwise required by applicable law, rule or regulation, the Board of Directors shall have full discretion with respect to any actions to be taken or determinations to be made in connection with this Agreement (including, without limitation, any determination with regard to Section 3, Section 5, Subsections D and E, Section 6, Section 7 and Exhibit A, and its determinations shall be final, binding and conclusive.

13.	ENTIRE AGREEMENT

This Agreement, together with the 2009 Plan, constitutes the entire agreement between the Company and the Employee and supersedes all other discussions, correspondence, representations, understandings and agreements between the parties, with respect to the subject matter hereof.

14.	HEADINGS

The headings of the sections of this Agreement are inserted for convenience only and shall not be deemed a part hereof.

15.	CONFIRMING INFORMATION

By accepting this Agreement, either through electronic means or by providing a signed copy, the Employee (i) acknowledges and confirms that the Employee has read and understood the 2009 Plan and the Agreement and (ii) acknowledges that acceptance through electronic means is equivalent to doing so by providing a signed copy.

[SIGNATURE PAGE FOLLOWS]

I hereby agree to and accept the terms of this Agreement. Employee _______________________________

Altisource Portfolio Solutions S.A. By: ___________________________ Name: Title:
Attested by: ____________________ Name: Title:

EXHIBIT A
TO
NON-QUALIFIED STOCK OPTION AWARD AGREEMENT
(THE “AGREEMENT”)

Target Amount: [ ] Options

The Employee will have a vesting opportunity of up to two hundred percent (200%) of the Target Amount ([ ] Options) pursuant to the provisions of this Exhibit A and the terms of the Agreement.

The Performance Measure to be satisfied for purposes of Section 3 Subsection A of the Agreement is adjusted diluted earnings per share (a non-GAAP measure) (“Adjusted EPS”) achieved for 2018. Adjusted EPS will be calculated by dividing net income (loss) attributable to the Company before intangible asset amortization expense (net of tax), stock based compensation (net of tax) and any gain (loss) on investment in equity securities (net of tax) by the weighted average number of diluted shares. Adjusted EPS will also be subject to adjustment pursuant to Section 7 of the Agreement.

The percentage of the Target Amount that will be eligible to vest will be determined based on 2018 Adjusted EPS in accordance with the below table. If 2018 Adjusted EPS falls between the pre-determined levels shown in the table, the percentage of the Target Amount that will form part of the Stock Option Vestable Portion shall be determined using linear interpolation between such pre-determined levels. For the avoidance of doubt, in no event shall the Stock Option Vestable Portion exceed 200% of the Target Amount.

The number of Options that form part of the Stock Option Vestable Portion (i.e., the number of Options eligible to vest) will then be determined by multiplying the applicable percentage by the Target Amount.

2018 Adjusted EPS (in $)	Stock Option Vestable Portion (% of Target Amount)
$1.97 or less	0%
$1.98 -$2.31	50% - 98.5%
$2.32	100%
$2.33 - $2.66	102.9% - 197.1%
$2.67 or greater	200%

Capitalized terms used but not defined in this Exhibit A shall have the meaning ascribed to them in the Agreement.